UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 24, 2019

ICF International, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-33045	22-3661438
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9300 Lee Highway, Fairfax, Virginia		22031
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (703) 934-3000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbols(s)	Name of each exchange on which registered
Common Stock	ICFI	NASDAQ

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

☐ If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01 Entry into a Material Definitive Agreement

On October 24, 2019, ICF Consulting Group, Inc., a wholly owned subsidiary of ICF International, Inc. (the “Company”), and CRS Plaza II, LC entered into a new commercial lease agreement for the Company’s corporate headquarters in Fairfax, Virginia (the “Lease Agreement”). The Company’s prior corporate headquarters lease is set to expire on December 31, 2022. The new lease commences on March 1, 2022 and extends through April 30, 2039 and provides for the lease by the Company of approximately 208,000 square feet of space. Total base rent payable over the extended lease period is approximately $154.9 million. The Company has two options to extend the term of the lease for an additional consecutive ten-year period under each option, or four options to extend the lease for an additional consecutive five-year period under each option with respect to the entire premises.

The foregoing description of the Lease Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to, and should be read in conjunction with the complete text of the Lease Agreement, which is attached hereto as Exhibit 10.1 and incorporated in its entirety herein by reference.

The release contains forward-looking statements regarding the Company and includes a cautionary statement identifying important factors that could cause actual results to differ materially from those anticipated.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Lease Agreement between ICF Consulting Group, Inc. and CRS Plaza II, LC, dated as of October 24, 2019
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ICF International, Inc.

Date: October 30, 2019	By:	/s/ James C. Morgan
James C. Morgan
Executive Vice President & Chief Financial Officer